Exhibit 99.1

News Release

®

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:         Glenn Eanes
                       Vice President and Treasurer
                       540-665-9100

AMERICAN WOODMARK ADDS NEW BOARD MEMBER

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WINCHESTER, VA. (March 5, 2009) – American Woodmark Corporation (NASDAQ: AMWD), a leading supplier of cabinetry to the remodeling and new construction industries, announced today that Andrew Cogan, chief executive officer of Knoll, Inc., has joined the Company’s board of directors.

Mr. Cogan joined Knoll, a leading designer and manufacturer of branded office furniture products and textiles, in 1989. He was elected to Knoll’s board of directors in 1996 and assumed the roles of chief operating officer in 1999 and chief executive officer in 2001.

Mr. Cogan earned his undergraduate degree at Harvard College and also serves as an officer and a director of the Chinati Foundation.

American Woodmark Corporation, located in Winchester, Virginia, is the third largest manufacturer of kitchen and bath cabinets in the United States. Offering more than 350 cabinet lines in a wide variety of designs, materials and finishes, American Woodmark products are sold through a network of dealers and distributors and directly to home centers and home builders.

The Company operates 14 manufacturing facilities in Arizona, Georgia, Indiana, Kentucky, Maryland, Oklahoma, Tennessee, Virginia and West Virginia, as well as various service centers across the country. American Woodmark shares are traded on the NASDAQ Global Select Market under the symbol “AMWD.” To find out more about American Woodmark, and view its vast array of cabinet styles, visit its web site at www.americanwoodmark.com.

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